   NEWS RELEASE

Contacts:  Michael J. Caliel, President and CEO

                 Integrated Electrical Services, Inc.

                 713-860-1500

                Ken Dennard / ksdennard@drg-e.com

                Karen Roan / kcroan@drg-e.com

                DRG&E / 713-529-6600

INTEGRATED ELECTRICAL SERVICES ANNOUNCES

SETTLEMENT WITH SEC

HOUSTON, TEXAS August 31, 2007  Integrated Electrical Services announced today that it has reached a civil settlement with the U.S. Securities and Exchange Commission (SEC) that will conclude all issues regarding the previously disclosed SEC formal investigation initiated in December 2004 and the Wells Notice sent to the Company on April 20, 2006. The SEC investigation and Wells Notices focused on matters during the period 2003 to 2004 when the Company was under different management and prior to the Companys emergence from bankruptcy. None of the present board of directors or members of senior management was a focus of the investigation or named in the Wells Notices.

The civil settlement arises from a civil complaint that was filed simultaneously by the SEC against IES and six former officers and employees of the Company, alleging violations of the record-keeping, internal controls, and disclosure provisions of the federal securities laws.  The complaint, which did not assert a claim of fraud against the Company or any individual, alleges that the Company improperly accounted for two receivables that were written down in 2004, inadequately disclosed its contingent liabilities in various prior periods, and failed to properly disclose a change in the Companys policy for bad debt reserves and resulting write-down of such reserves that occurred in 2003 and 2004. The settlement, in which IES will neither admit nor deny the allegations, will resolve the SEC complaint against the Company once it is approved by the court. The Company has agreed to an injunction against future violations of Sections 13(a), 13(b)(2)(A), and 13(b)(2)(B) of the Securities Exchange Act of 1934 and Rules 12b-20, 13a-1, and 13a-13 thereunder. The settlement does not require IES to make any monetary payment.

Integrated Electrical Services, Inc. is a national provider of electrical solutions to the commercial and industrial, residential and service markets. The company offers electrical system design and installation, contract maintenance and service to large and small customers, including general contractors, developers and corporations of all sizes.

# # #